Registration Statement No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORDIC AMERICAN TANKER SHIPPING LIMITED

(Exact name of registrant as specified in its charter)

Islands of Bermuda	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Nordic American Tanker Shipping Limited Attn: Herbjørn Hansson LOM Building 27 Reid Street Hamilton HM 11 Bermuda (441) 292-7202		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Name, address and telephone number of Registrant’s principal executive office)		(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Aggregate Offering Price Per Security/Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $ 0.01 per share
Preferred Shares, par value $ 0.01 per share
Debt Securities
Total	Indeterminate	(1)	$0	(1)

(1)	An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time-to-time be offered at indeterminate prices. Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion of or in exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities. In connection with the securities offered hereby, the Registrant is deferring payment of all of the registration fee and will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) and Rule 457(r), except that the Registrant is, pursuant to Rule 457(p) of the Securities Act, applying to this Registration Statement the portion of the $63,500 registration fee paid in connection with Registration Statement No. 333-118128 covering $500,000,000 aggregate initial offering price of securities, which was filed on August 11, 2004, relating to $99,646,250 worth of unsold securities thereunder.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion—dated September 26, 2006

Nordic American Tanker Shipping Limited

Through this prospectus, we may periodically offer:

(1)	our common shares;

(2)	our preferred shares; and

(3)	our debt securities.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares and debt securities described in this prospectus from time-to-time in the future in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information”.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange (“NYSE”) is deemed to be an appointed stock exchange under Bermuda law.

Notwithstanding the above general permission, the BMA has granted the Company permission to, subject to the common shares in the Company being listed on an appointed stock exchange, issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

In this prospectus, “we,” “us” and “our” all refer to Nordic American Tanker Shipping Limited.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

We use the term deadweight tonne, or dwt, in describing the size of tanker vessels. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the maximum weight of cargo and supplies that a tanker can carry.

Our Company

We are an international tanker company that owns nine modern double-hull Suezmax tankers averaging approximately 150,000 dwt each. We have agreed to acquire three additional modern double-hull Suezmax tankers from an unrelated third party for an aggregate purchase price of approximately $245.9 million. We are also pursuing the acquisition of additional vessels to further expand the Company.

We were formed in June 1995 for the purpose of acquiring and chartering three Suezmax tankers that were built in 1997. These three vessels were bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. We have continued our relationship with BP Shipping by time chartering to it two of our original vessels at spot market related rates for three-year terms. We have bareboat chartered the third of our original three vessels to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, U.A.E. through November 2009, at a fixed rate of charterhire, subject to two one-year extensions at Gulf Navigation’s option. We acquired our fourth vessel in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005 and our ninth vessel in April 2006. We are currently operating eight of our vessels in the spot market or on spot market related time charters while the ninth vessel is on a long-term fixed rate charter.

We expect to take delivery of three additional vessels no later than November 2006. We plan to deploy these vessels in the spot market or on spot market related time charters in the near term. We believe that the acquisition of these three vessels, which increases our fleet to 12 Suezmax tankers, together with the acquisition of additional vessels financed with a portion of the net proceeds of this offering and borrowings under our Credit Facility (defined below) will enable us to pay a higher dividend per share than we otherwise would have been able to pay with a nine-vessel fleet.

Our Fleet

Our fleet, including the three additional vessels which we have agreed to acquire, consists of 12 modern double-hull Suezmax tankers. The following chart provides information regarding each vessel, including its employment status as of September 25, 2006.

Vessel	Yard	Year Built	Dwt	Employment Status (Expiration Date)	Flag
Gulf Scandic	Samsung	1997	151,459	Bareboat (Nov. 2009)	Isle of Man
Nordic Hawk	Samsung	1997	151,459	TC/spot(1) (Oct. 2007)	Bahamas
Nordic Hunter	Samsung	1997	151,459	TC/spot(1) (Sept. 2007)	Bahamas
Nordic Voyager	Dalian New	1997	149,591	Spot	Norway
Nordic Freedom	Daewoo	2005	159,500	Spot (Mar. 2007)	Bahamas
Nordic Fighter	Hyundai	1998	153,181	Spot	Norway
Nordic Discovery	Hyundai	1998	153,181	Spot	Norway
Nordic Saturn	Daewoo	1998	157,332	Spot	Marshall Islands
Nordic Jupiter	Daewoo	1998	157,332	Spot	Marshall Islands
Nordic Cosmos(2)	Samsung	2003	149,997	Spot or spot related terms	Marshall Islands
Nordic Apollo(2)	Samsung	2003	149,997	Spot or spot related terms	Marshall Islands
Nordic Moon(2)	Samsung	2002	149,997	Spot or spot related terms	Marshall Islands

(1)	TC/Spot = Time Charter on spot market related terms.
(2)	We expect to take delivery of these three vessels no later than November 2006.

Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number is (441) 292-7202. Our website is www.nat.bm. Pursuant to our management agreement with Scandic American Shipping Ltd., or the Manager, the Manager provides management, administrative and advisory services related to the maintenance and operation of our vessels. We expect the Manager to outsource the technical operation of our vessels to one or more well known and high quality technical managers.

The Securities We May Offer

We may use this prospectus to offer:

•	common shares;

•	preferred shares; and

•	debt securities.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

We are engaged primarily in transporting crude oil and oil products. The following summarizes some of the risks that may materially affect our business, financial condition or results of operations.

INDUSTRY SPECIFIC RISK FACTORS

The cyclical nature of the tanker industry may lead to volatile changes in charter rates and vessel values which may adversely affect our earnings.

If the tanker market, which has been cyclical, is depressed in the future, our earnings and available cash flow may decrease. Our ability to recharter our vessels or to sell them on the expiration or termination of their charters and the charter rates payable under our two spot market related time charters, the spot charters we expect to enter into, or any renewal or replacement charters, will depend on, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker capacity include:

•	demand for oil and oil products,

•	supply of oil and oil products,

•	regional availability of refining capacity,

•	global and regional economic conditions,

•	the distance oil and oil products are to be moved by sea, and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries,

•	the scrapping rate of older vessels,

•	conversion of tankers to other uses,

•	the number of vessels that are out of service, and

•	environmental concerns and regulations.

Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. Changes in demand for transportation of oil over longer distances and supply of tankers to carry that oil may materially affect our revenues, profitability and cash flows. We currently operate eight vessels in the spot market or on spot market related time charters. We plan to operate the three vessels which we have agreed to acquire and that we expect to be delivered to us by November 2006 in the spot market or on spot market-related charters. We cannot assure you that we will receive any minimum level of charterhire for the vessels operated in the spot market or on spot market related time charters.

We will be dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings and our ability to pay dividends.

We have a fleet of 12 vessels, including the three additional vessels we have agreed to acquire. Of those 12 vessels, one is on a long term fixed-rate charter, while the other 11 are expected to be operated in the spot market or on time charters with spot market related rates. Therefore we are highly dependent on spot market charter rates.

We may enter into spot charters for any additional vessels that we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. We cannot assure you that future spot charters will be available at rates sufficient to enable our vessels trading in the spot market to operate profitably and to pay dividends.

Normally, tanker markets are stronger in the fall and winter months (the fourth and first quarters of the calendar year) in anticipation of increased oil consumption in the northern hemisphere during the winter months. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. Seasonal variations in tanker demand and, as a result, in charter rates will affect any spot market related rates that we may receive.

Compliance with safety, environmental and other governmental and other requirements may adversely affect our business.

The shipping industry is affected by numerous regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such tankers operate, as well as in the country or countries in which such tankers are registered. These regulations include the U.S. Oil Pollution Act of 1990, or OPA, the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002, each of which imposes environmental, technical, safety, operational or financial requirements on us. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. Regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and may limit our ability to operate our business or require significant capital expenditures be incurred on our vessels to keep them in compliance.

The value of our vessels may fluctuate and could result in a lower price of our common shares.

Tanker values have generally experienced high volatility. You should expect the market value of our oil tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels, thereby adversely impacting our liquidity, or result in a breach of our loan covenants, which could result in defaults under the Credit Facility. If we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders’ equity. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings. Any such reduction could result in a lower share price.

Shipping is an inherently risky business involving global operations and our vessels are exposed to international risks which could reduce revenue or increase expenses.

Shipping companies conduct global operations. Our vessels are at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping lanes and result in market disruptions.

Terrorist attacks, such as the attacks in the United States on September 11, 2001, and other acts of violence or war may affect the financial markets and our business, results of operations and financial condition.

Terrorist attacks such as the attacks in the United States on September 11, 2001 and the United States’ continuing response to these attacks, the attacks in London on July 7, 2005, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. The continuing conflict in Iraq may lead to additional acts of terrorism, armed conflict and civil disturbance around the world, which may contribute to further instability including in the oil markets. Terrorist attacks, such as the attack on the M T. Limburg in Yemen in October 2002, may also negatively affect our trade patterns or other operations and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

Arrests of our vessels by maritime claimants could cause a significant loss of earnings for the related off-hire period.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the “sister ship” theory of liability applies, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we own.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Although we, as owner, would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

COMPANY SPECIFIC RISK FACTORS

We cannot guarantee that we will continue to make cash distributions.

We have made cash distributions quarterly since October 1997. It is possible that our revenues could be reduced as a result of decreases in charter rates or that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. The Credit Facility prohibits the declaration and payment of dividends if we are in default under it. In addition, the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors and compliance with Bermuda law, and may be dependent upon the adoption at the annual meeting of shareholders of a resolution effectuating a reduction in our share premium in an amount equal to the estimated amount of dividends to be paid in the next succeeding year. We cannot assure you that we will pay dividends at rates previously paid or at all.

We may not be able to grow or to effectively manage our growth.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable tankers and/or shipping companies for acquisitions,

•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures

•	integrate any acquired tankers or businesses successfully with our existing operations,

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet,

•	identify additional new markets,

•	improve our operating, financial and accounting systems and controls, and

•	obtain required financing for our existing and new operations.

Our failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. In addition, in November 2004, we transitioned from a bareboat charter company to an operating company. We may incur unanticipated expenses as an operating company. The number of employees of the Manager that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to require the Manager to hire more employees or adequately improve those systems.

Investor confidence and the market price of our common stock may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

We have incurred and will continue to incur expenses associated with compliance with the Sarbanes-Oxley Act of 2002. Section 404 of that Act requires public companies include in annual reports a report containing management’s assessment of the effectiveness of the Company’s internal control over financial reporting and a related attestation of the Company’s independent auditors. This requirement will first apply to us with respect to the fiscal year ending December 31, 2006. We have begun a comprehensive effort in preparation for compliance with Section 404 including the documentation, testing and review of our internal controls under the direction of our management. We cannot be certain at this time that all our controls will be considered effective. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements when they become applicable to us. If our independent auditor is unable to provide us with an unqualified attestation report on a timely basis as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower dividends per share. If we are unable to execute the points noted above, our financial condition and dividend rates may be adversely affected.

We are dependent on the Manager and there may be conflicts of interest arising from the relationship between our Chairman and the Manager.

Our success depends to a significant extent upon the abilities and efforts of the Manager and our management team. Our success will depend upon our and the Manager’s ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain “key man” life insurance on any of our officers.

Herbjørn Hansson, our Chairman, President and Chief Executive Officer, is also the majority owner of the Manager. In addition, one of our directors is also an owner of the Manager. The Manager may engage in business activities other than with respect to the Company. The fiduciary duty of a director may compete with or be different from the interests of the Manager and may create conflicts of interest in relation to that director’s duties to the Company.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. We may not be able to use the services of one or more of our key employees in Bermuda if we are not able to obtain work permits for them, which could have a material adverse effect on our business.

An increase in operating costs could adversely affect our cash flow and financial condition.

Under the original bareboat charters to BP Shipping, BP Shipping was responsible for our vessels’ operating and voyage costs. Under the time and spot charters of eight of our vessels, we are responsible for many of such costs. Our vessel operating expenses include the costs of crew, fuel (for spot chartered vessels), provisions, deck and engine stores, insurance and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to fuel, insurance and enhanced security measures implemented after September 11, 2001, have been increasing. The price of fuel is near historical high levels and may increase in the future. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these costs would decrease earnings and dividends per share.

Our vessels operate in the highly competitive international tanker market.

The operation of tanker vessels and transportation of crude and petroleum products and the other businesses in which we operate are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Purchasing and operating secondhand vessels may result in increased operating costs which could adversely affect our earnings and as our fleet ages, the risks associated with older vessels could adversely affect our operations.

Our current business strategy includes additional growth through the acquisition of new and secondhand vessels. The ninth vessel that we took delivery of in early April 2006 is secondhand. Further, we have agreed to acquire three secondhand modern double-hull Suezmax tankers, which we expect to take delivery of by November 2006. While we typically inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties from the builders for the secondhand vessels that we acquire.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that as our vessels age market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Servicing debt which we may incur in the future would limit funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under the Credit Facility would require us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments would limit funds available for working capital, capital expenditures and other purposes, including making distributions to shareholders and further equity or debt financing in the future. Amounts borrowed under the Credit Facility bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. In addition, our current policy is not to accumulate cash, but rather to distribute our available cash to shareholders. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital,

•	refinancing or restructuring our debt,

•	selling tankers or other assets, or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under the Credit Facility, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral securing that debt, which constitutes our entire fleet and substantially all of our assets.

Our Credit Facility contains restrictive covenants which may limit our liquidity and corporate activities.

The Credit Facility imposes operating and financial restrictions on us. These restrictions may limit our ability to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under the Credit Facility or if there is another default under the Credit Facility,

•	incur additional indebtedness, including the issuance of guarantees,

•	create liens on our assets,

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel,

•	sell our vessels,

•	merge or consolidate with, or transfer all or substantially all our assets to, another person, and

•	enter into a new line of business.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

Shipping is an inherently risky business and our insurance may not be adequate to cover all our losses.

There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. We cannot assure investors that our insurance will protect us against all risks. We may not be able to maintain adequate insurance coverage at reasonable rates for our fleet in the future and the insurers may not pay particular claims. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our financial condition. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows and place strains on our liquidity and capital resources.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks.

The charterers of our vessels pay us in U.S. dollars. While we incur most of our expenses in U.S. dollars, we have in the past incurred expenses in other currencies, most notably the Norwegian Kroner. Declines in the value of the U.S. dollar relative to the Norwegian Kroner, or the other currencies in which we incur expenses, would increase the U.S. dollar cost of paying these expenses and thus would adversely affect our results of operations.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves, attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be characterized as U.S. source shipping income and such income will be subject to a 4% United States federal income tax unless that corporation is entitled to a special tax exemption under the Code which applies to the international shipping income derived by certain non-United States corporations. We believe that we currently qualify for this statutory tax exemption and we will take this position for U.S. tax return reporting purposes. However, there are several risks that could cause us to become taxed on our U.S. source shipping income. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status.

If we are not entitled to this statutory tax exemption for any taxable year, we would be subject for any such year to a 4% United States federal income tax on our U.S. source shipping income. The imposition of this tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

We may become subject to taxes in Bermuda after 2016.

We have received a standard assurance from the Bermuda Minister of Finance, under Bermuda’s Exempted Undertakings Tax Protection Act 1966, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. Consequently, if our Bermuda tax exemption is not extended past March 28, 2016, we may be subject to any Bermuda tax after that date.

Given the limited duration of the Minister of Finance’s assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. In the event that we become subject to any Bermuda tax after such date, it would have a material adverse effect on our financial condition and results of operations.

If U.S. tax authorities were to treat us as a “passive foreign investment company,” that could have adverse consequences on U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company” for U.S. Federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” Those holders of stock in a passive foreign investment company who are citizens or residents of the United States or domestic entities would alternatively be subject to a special adverse U.S. Federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company. In particular, dividends paid by us would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of noncorporate U.S. shareholders.

Based on our current and expected future operations, we believe that we were not a passive foreign investment company with respect to the taxable year 2005 and do not expect to become one in 2006 or thereafter. As a result, noncorporate U.S. shareholders should be eligible to treat dividends paid by us in 2006 and thereafter as “qualified dividend income” which is subject to preferential tax rates (through 2010). Since we expect to derive more than 25% of our income each year from our time chartering and voyage chartering activities, we believe that such income will be treated for relevant U.S. Federal income tax purposes as services income, rather than rental income. Correspondingly, such income should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income (which should constitute more than 50% of our assets each year), in particular our vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company in any taxable year. However, no assurances can be given that the Internal Revenue Service will accept this position or that we would not constitute a passive foreign investment company for any future taxable year if there were to be changes in the nature and extent of our operations.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “except,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires, failure on the part of a seller to complete a sale to us and other important factors described from time to time in the reports we file with the Securities and Exchange Commission. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the preceding five fiscal years (1).

	June 30, 2006	FISCAL YEAR
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	12.9	14.4	21.7	16.6	6.0	12.0
Ratio of earnings to combined fixed charges and preferred stock dividends(1) (2)	12.9	14.4	21.7	16.6	6.0	12.0

(1)	For purposes of the computing the consolidated ratio or earnings to fixed charges, earnings consist of net income plus interest expensed and amortization and write-off of capitalized expenses related to indebtedness. Fixed charges consist of interest expensed and capitalized and amortization and write-offs of capitalized expenses related to indebtedness.
(2)	We have not issued any preferred stock as of the date of this prospectus.

CAPITALIZATION

A prospectus supplement will include information on the Company’s consolidated capitalization.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this Registration Statement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this Registration Statement through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent they are contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 51,200,000 common shares having a par value of $0.01 per share, of which 21,046,400 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

Share History

In May 2006, we issued a total of 16,700 restricted common shares under our 2004 Stock Incentive Plan.

In March 2006, we issued an additional 4,297,500 common shares in a follow-on public offering at a price of $28.50 per share, including 547,500 shares that were issued pursuant to the underwriters’ exercise of their over-allotment option. The net proceeds of the offering, after deducting underwriting discounts and expenses, were approximately $115.2 million. We used the net proceeds of the offering to repay indebtedness under the Credit Facility. We then borrowed approximately $62.1 million under the Credit Facility to finance the balance of the purchase price of our ninth vessel which was delivered to us in April 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 87,704 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 21,029,700 common shares issued and outstanding.

In October 2005, we implemented a Dividend Reinvestment and Direct Stock Purchase Plan under which up to 1,664,450 common shares may be purchased by existing shareholders or new investors. Pursuant to a management agreement, or the Management Agreement, with Scandic American Shipping Ltd., or our Manager, up to 33,968 common shares may be issued to the Manager in connection with our Dividend Reinvestment and Direct Stock Purchase Plan.

In March 2005, we issued an additional 3,500,000 common shares in a follow-on public offering at a price of $49.50 per share. A portion of the approximately $162.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, were used to finance the balance of the purchase price of our fifth and sixth vessels, which we acquired in March 2005, and to repay all amounts then outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 76,658 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 16,644,496 common shares issued and outstanding.

In November 2004, we issued 3,105,000 common shares in a follow-on public offering at a price of $38.75 per share. A portion of the approximately $112.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, were used to finance the balance of the purchase price of our fourth vessel, which we acquired in November 2004, and to repay all amounts outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 62,100 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of that follow-on offering, we had a total of 13,067,838 common shares issued and outstanding.

Our Memorandum of Association and Bye-laws

The purposes and powers of the Company are set forth in Items 6 and 7 of our Memorandum of Association and in paragraphs (b) to (n) and (p) to (u) of the Second Schedule of the Bermuda Companies Act of 1981 (the “Companies Act”) which is attached as an exhibit to our Memorandum of Association. These purposes include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our bye-laws provide that our board of directors shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. Our board of directors may call special meetings at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special meetings of shareholders.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company’s request.

Our bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. Our bye-laws provide our board of directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued and outstanding shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Memorandum of Association and our bye-laws may be amended upon the consent of not less than two-thirds of the issued and outstanding common shares.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our bye-laws provide that our board of directors may, from time to time, declare and pay dividends out of contributed surplus. Each common share is entitled to dividends if and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Our bye-laws permit the Company to refuse to register the transfer of any common shares if the effect of that transfer would result in 50% or more of our aggregated issued share capital, or 50% or more of the outstanding voting power being held by persons who are resident for tax purposes in Norway or the United Kingdom.

Our bye-laws permit the Company to increase its capital, from time to time, with the consent of not less than two-thirds of the outstanding voting power of the Company’s issued and outstanding common shares.

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Subject to shareholder approval, the board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The material terms of any series of senior or subordinated debt securities that we offer through a prospectus supplement will be described in that prospectus supplement. You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor), if any, having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$ *
Blue Sky fees and expenses	$ *
Printing and engraving expenses	$ *
Legal fees and expenses	$ *
NYSE Supplemental Listing Fee	$ *
Rating agency fees	$ *
Accounting fees and expenses	$ *
Indenture Trustee fees and expenses	$ *
Transfer agent and registrar	$ *
Miscellaneous	$ *

Total	$ *

*	To be provided by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Appleby Hunter Bailhache with respect to matters of Bermuda law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the SEC on June 30, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference the report of our financial results for the six months ended June 30, 2006 filed with the SEC on September 25, 2006, which contains unaudited consolidated financial statements for the most recent quarter for which those statements have been filed. Additionally, we incorporate by reference any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Herbjørn Hansson

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Bye-Laws of the Registrant provide that:

Subject to the proviso below, every Director, officer of the Company and member of a committee constituted under Bye-Law 90 shall be indemnified out of the funds of the Company against all civil liabilities loss damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer or committee member and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

The Companies Act, 1981 of Bermuda as amended, or the Companies Act, provides as follows:

Section 98 of the Companies Act of 1981 (the “Companies Act”) permits the Bye-Laws of a Bermuda company to contain a provision eliminating personal liability of an officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty.

Section 98 of the Companies Act grants companies the power generally to indemnify any such officer or auditor of the company against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favor or in which he is acquitted or when relief is granted to him by the Court under section 281 of the Companies Act.

Section 98A of the Companies Act permits a company to purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him under section 97(1)(b) of the Companies Act, in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty.

Item 9. Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement (for equity securities)*

1.2	Underwriting Agreement (for debt securities)*

4.1	Form of Common Share Certificate+

4.2	Preferred Share Certificate*

4.3	Debt Securities Indenture (senior indenture)*

4.4	Debt Securities Indenture (subordinated indenture)*

5.1	Form of Opinion of Appleby Hunter Bailhache, Bermuda counsel to Nordic American Tanker Shipping Limited as to the validity of the common stock, preferred stock and debt securities

5.2	Opinion of Appleby Hunter Bailhache, Bermuda counsel to Nordic American Tanker Shipping Limited as to the validity of the common stock

Exhibit Number	Description
23.1	Consent of Appleby Hunter Bailhache (included in Exhibit 5.2)

23.2	Consent of Deloitte AS

24	Power of Attorney (contained in signature page)

25.1	T-1 Statement of Eligibility (senior indenture)*

25.2	T-1 Statement of Eligibility (subordinated indenture)*

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.
+	Incorporated herein by reference to Exhibit 4.1 in the Registration Statement of Nordic American Tanker Shipping Limited filed August 28, 1995 on Form F-1, Registration No. 33-96268.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(11)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sandefjord, country of Norway on September 26, 2006.

NORDIC AMERICAN TANKER SHIPPING LIMITED

By:	/s/ HERBJØRN HANSSON
Name:	Herbjørn Hansson
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Herbjørn Hansson, Turid Sørenson, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 26, 2006 in the capacities indicated.

Signature	Title

/s/ HERBJØRN HANSSON Herbjørn Hansson	Chairman of the Board of Directors, Chief Executive Officer, President and Director

/s/ TURID SØRENSON Turid Sørenson	Chief Financial Officer

/s/ SIR DAVID GIBBONS Sir David Gibbons	Director

/s/ GEORGE C. LODGE George C. Lodge	Director

/s/ ANDREAS OVE UGLAND Andreas Ove Ugland	Director

/s/ TORBJØRN GLADSØ Torbjørn Gladsø	Director

/s/ ANDREW W. MARCH Andrew W. March	Director

/s/ PAUL J. HOPKINS Paul J. Hopkins	Director

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Nordic American Tanker Shipping Limited, has signed this registration statement in Delaware, on September 26, 2006.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi

DESCRIPTION

Exhibits Filed Herewith	Description of Exhibits
5.1	Form of Opinion of Appleby Hunter Bailhache, Bermuda counsel to Nordic American Tanker Shipping Limited as to the validity of the common stock, preferred stock and debt securities

5.2	Opinion of Appleby Hunter Bailhache, Bermuda counsel to Nordic American Tanker Shipping Limited as to the validity of the common stock

23.1	Consent of Appleby Hunter Bailhache (included in Exhibit 5.2)

23.2	Consent of Deloitte AS

24	Power of Attorney (contained on signature page)